In accordance with Securities and Exchange Commission rules, certain information has been excluded from this exhibit because it is not material and would likely cause competitive hard to the Company if publicly disclosed. Brackets with an asterisk denote omissions.
ADDENDUM [*] TO THE XBOX CONSOLE PUBLISHER LICENSE AGREEMENT

This Addendum [*] (this “Addendum [*] or “Addendum”) to the Xbox Console Publisher License Agreement signed between the parties dated September 30, 2020 (the “Agreement”) is entered into and effective as of July 1, 2024 (the “Addendum [*] Effective Date”), by and between Microsoft Corporation, a Washington corporation (“Microsoft”), and Electronic Arts Inc., a Delaware corporation, and EA Swiss Sàrl, a Swiss entity (together referred to as “Publisher” or “EA”) and supplements the Agreement. [*]

RECITALS
[*]
[*]
For and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, Microsoft and Publisher agree as follows:

[*]

10. Additional Changes to the Agreement. The parties agree to amend the terms of the Agreement as set forth in Appendix B, attached hereto. For the avoidance of doubt, the terms of Appendix B shall survive termination of this Addendum [*] and expire upon expiration or termination of the Agreement.

Except and to the extent expressly modified by this Addendum [*], the Agreement shall remain in full force and effect and is hereby ratified and confirmed. In the event of any conflict between the terms of this Addendum and the Agreement, the terms of this Addendum [*] shall control.

<Signature page to follow>

IN WITNESS WHEREOF, the parties hereto have caused this Addendum [*] to be executed as of the Effective Date.

Microsoft Corporation	Electronic Arts Inc.
Signature: /s/ Angelina Evans	Signature: /s/ Cooper Jackson
Name: Angelina Evan	Name: Cooper Jackson
Title: Global Integration Services & F&L Mixed Reality	Title: Sr. Vice President, Business Development & Affairs
Date: Jun 14, 2024	Date: Jun 14, 2024
EA Swiss Sàrl
Signature: /s/ Michael Kearney
Name: Michael Kearney
Title: Director
Date: Jun 14, 2024

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APPENDIX A
EA PLAY XBOX AND EA PLAY PC

1.    EA Play Xbox Minimum Features and Other Program Requirements. This Section outlines and describes the minimum individual features that compose EA Play Xbox and other applicable requirements during the Term of Addendum [*].
1.1.    Subscription. [*], EA Play Xbox will have either a recurring subscription fee (e.g., monthly, quarterly and/or annually) or a one-time payment for a set period of membership (e.g., a single payment that entitles the subscriber to one year of EA Play Xbox).
1.2.    Trial Access. Publisher will use commercially reasonable efforts to ensure EA Software Titles will be available for Trial Access to EA Play subscribers. Subject to the foregoing, Publisher shall have flexibility in designing and customizing the Trial Access offerings for individual Software Titles, [*]. Subject to the obligations of the Agreement and the foregoing, Publisher shall have flexibility in maintaining or removing the Trials for individual Software Titles [*].
1.3.    EA Play Xbox Play List. EA Play Xbox will include Subscription Access to Software Titles in the EA Play Xbox Play List, including all [*]. For the Software Titles EA includes in EA Play Xbox Play List, such Software Titles will include, [*]. The catalog [*] Software Titles in the EA Play Xbox Play List will continue [*] Addendum [*].
1.4.    Discounts. EA Play Xbox subscribers will receive [*], for purchases of Publisher PDLC and Software Titles.
1.5.    Member Rewards. EA Play Xbox subscribers will receive Member Rewards periodically.
1.6.     Subscription [*] for EA Play Xbox.
1.1. If Publisher adds features or game content to any other [*] video game version of EA Play Xbox on a [*] offered by Publisher, [*], [*].

2.    EA Play PC Minimum Features and Other Program Requirements. This Section outlines and describes the minimum individual features that compose EA Play PC and other applicable requirements during the Term of Addendum [*].
2.1.    Parity with EA Play PC. All Publisher PC titles may be available for Subscription Access to EA Play PC subscribers on PC [*] the corresponding Xbox [*] are made available to EA Play subscribers on Xbox Consoles, unless the PC title does not have a corresponding Xbox [*].
2.2.    EA Play PC Play List. EA Play PC Play List will include Subscription Access to PC versions of Software Titles in the EA Play PC Play List [*]. For the Software Titles EA includes in EA Play PC Play List, such Software Titles will include, [*]. The catalog [*].
2.3.    Discounts. EA Play PC subscribers will receive [*], for purchases of Publisher PC game titles and related content.
2.4.    Member Rewards. EA Play PC subscribers will receive Member Rewards periodically.
2.5.    Subscription Parity for EA Play PC.
2.5.1. If Publisher [*] of EA Play PC available on other PC gaming platforms, Publisher will [*] the release of [*] on the other EA Play PC version(s) [*].

3.    EA Subscription Offers Development. Subject to the terms expressly set forth herein, Publisher has the right to determine the appropriate content, product, features, service, and terms of subscription for EA Subscription Offers.

4.    Customer Support. Publisher is solely responsible for providing customer support to EA Subscription Offers subscribers (except for billing, purchasing, and Microsoft Store related inquiries, which shall be Microsoft’s responsibilities). Except as expressly set forth herein, Publisher acknowledges and agrees that Microsoft has no support responsibilities whatsoever to EA Subscription Offers subscribers. Notwithstanding the foregoing, Publisher acknowledges that Microsoft may be subject to costs associated with supporting EA Subscription Offers, such as calls to customer support. [*] If
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mitigation is not possible, the parties shall discuss, in good faith, the possibility for Microsoft to pass through, or otherwise deduct from royalty statements, reasonable customer service costs it incurs as a result of supporting such high volume of support for EA Subscription Offers pursuant to a mutually agreed accounting formula.

5.    Law Enforcement and Regulatory Requirements. Publisher is responsible for ensuring that the EA Subscription Offers comply with all legal and regulatory requirements that apply in the jurisdictions in which they are made available. [*]

[end of Appendix A]

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APPENDIX B
ADDITIONAL CHANGES TO THE AGREEMENT

The parties agree to amend the terms of the Agreement as set forth in this Appendix. For the avoidance of doubt, the terms of this Appendix B [*] expire upon expiration or termination of the Agreement.

1.    Definitions.

1.1. [*]
1.2.    Console Version Definition. A new defined term “Console Version” will be added to the Agreement as follows:

“Console Version” means [*].

2.    Publisher Guide. Section 4 (“Publisher Guide”) shall be replaced in full with:

Publisher Guide. Microsoft will provide Publisher access to a guide containing program-wide requirements and information applicable to the Xbox Consoles platform (as supplemented, revised or updated by Microsoft from time to time, the “Publisher Guide”), including Xbox Requirements, Branding Specifications, Marketing Guidelines, Xbox Games Store policy, End User data requirements, and other information regarding other operational aspects of Xbox Consoles, and Xbox Services. Each Software Title must comply with the Publisher Guide, [*]. On publication of a supplement, revision, or updated version of the Publisher Guide, Publisher will automatically be bound by all provisions. After a Software Title has completed optional certification [*] of submission for Certification, however, Publisher will [*], for such Software Title only, with any subsequent changes made by Microsoft to the Xbox Requirements or other required categories in the Publisher Guide, unless [*]. Changes to the replication requirements [*] Software Title if such Software Title has a scheduled appointment for Certification within [*] of the effective date for such changes to the replication requirements [*]. Changes made to Branding Specifications or Marketing Guidelines will be effective as to a Software Title that has passed Certification only on a “going forward” basis (i.e., only to such Marketing Materials created more than [*] after Microsoft notifies Publisher of the change), [*].

3.    Reserved.

4.    Digital Content Availability. The following will be added to the end of Section 6.4 “Digital Content Availability.”

For clarity, Microsoft’s redistribution rights in this Section 6.4 will not apply in connection with [*].

5.    [Reserved]

6.    Software Title [*]. Section 9 (“Software Title [*]”) shall be replaced in full with the following:

Software Title [*]. Each Software Title is subject to the following requirements:

9.1 Base Game and Digital Content [*].

9.1.1. [*], each Base Game and Game Feature [*] as any [*], including all localization [*], support for [*] multi-platform saves, and pack-in content from Publisher. [*] to address any platform limitations that may impact [*].
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9.1.2. Each Premium Downloadable Content, Demo, Trial, and additional downloadable content [*], subject to platform limitations. Notwithstanding the foregoing, Publisher may enter into exclusive arrangements for [*], the parties will work together in good faith to determine a mutually acceptable alternative.
9.1.3 . For clarity, only a [*] video game [*] are subject to [*]. Once a [*] video game of a previously mobile-only or PC-only software product releases on a [*].

9.2. Simship [*].

9.2.1. For each [*] of a video game or related software application (e.g., a companion app) Publisher releases [*] an Xbox [*] (or versions, as applicable) of that game or software application as a Software Title that meets the requirements of this Agreement. For clarity, the foregoing requirement will only apply [*]. Publisher will Commercially Release each Base Game, [*] and Game Features that are included as part of each such Base Game, either before or simultaneously with [*] (whether released as a DFU or on a physical disc) on a country-by-country basis. [*] to address any platform limitations [*]. For the Japan Sales Territory, Publisher will meet the [*] program upon the release of a physical version of such Software Title [*].
9.2.2. Publisher will Commercially Release each Premium Downloadable Content, Demo, Trial and additional downloadable content [*].
9.2.3. For clarity, only a [*] video game [*] are subject to [*]. Once a [*] video game of a previously mobile-only or PC-only software product releases on a [*] or Xbox Consoles, then [*] will apply.
9.3. Software Title feature updates post-Commercial Release. [*], with respect to any hardware feature updates made to a Software Title (e.g., HDR, spatial audio) that are available [*] video game on a [*], Publisher will (1) in its implementation of such features, optimize the performance and technical capability of Xbox [*] video game on the [*]; and (2) make the same hardware feature updates commercially available for the [*] video game on the [*]. As used in this Section 9.3, [*] means within [*] of the availability of such hardware feature on a [*]. Notwithstanding the foregoing, [*].

9.4. Cross Generation Licenses. [*], Publisher will Commercially Release a cross generation license version of a Software Title. Such cross generation licenses must (1) grant End Users rights to both an Xbox One version and an Xbox Series version of the Software Title, and (2) include features and/or performance that differentiates the Xbox Series version of the Software Title from the Xbox One version. For the avoidance of doubt, [*].

7.    Xbox Console Remote Access. Section 11.6 (“Xbox Console Remote Access”) shall be amended to add the following at the end of the Section:
[*].

8.    Project xCloud Support. Section 11.7 (“Project xCloud Support”) is replaced in full with the following language:
11.7 Project xCloud Support. Solely in connection with Publisher’s Project xCloud Support set forth in this Section 11.7, Publisher grants Microsoft a limited, worldwide, royalty-free, exclusive, transferrable, sublicensable (to Microsoft Affiliates ) license, solely as part of Project xCloud, to (a) broadcast, transmit, distribute, host, publicly perform and publicly display, reproduce, make available, communicate to the public, and stream Software Titles and gameplay of Software Titles to Streaming Devices; and (b) provide use, access, and control of the gameplay of a Software Title on any Streaming Device. The license grant in this Section 11.7 is subject to [*]. Except as set forth in Section 11.7.1 – 11.7.5 below, Publisher will have the [*] Software Titles for Project xCloud Support [*]. The parties will work in good faith each quarter on a schedule of Software Titles for Project xCloud Support.
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Notwithstanding anything to the contrary in the Agreement, during the Term of Addendum [*], unless otherwise indicated in this Section:
11.7.1. [*]
11.7.2. Publisher will use commercially reasonable efforts to opt-in additional Software Titles for Project xCloud Support, provided the following conditions are met:
11.7.2.1. [*]
11.7.2.2. [*]
11.7.2.3. [*]
11.7.3. [*]
11.7.4. Upon expiration or termination of the Term [*].
11.7.5. “Licensor Approval”, as used in this Section 8 (“Project xCloud Support”) shall mean [*].
11.7.6. [*]

9.    Gameplay Record and Share. Section 11.4 (“Gameplay Record and Share”) shall be amended to add the following at the end of the Section:
[*]

10.    Gameplay Streaming Features. Section 11.5 (“Gameplay streaming features”) shall be amended to add the following at the end of the Section: [*]

11.    [*]
12.8. [*]
12.8.1. [*]
12.8.2. [*]

12.    Excluded Damages. Section 16.4 (“Excluded Damages”) will be replaced with the following:
Excluded damages. To the maximum extent permitted by applicable law, in no event will either party or its affiliates, licensors, or suppliers be liable for [*].

13.    Limitation of Liability. Section 16.5 (“Limitation of Liability”) will be replaced with the following:
Limitation of liability. Except for amounts owed under this Agreement, the maximum liability of Microsoft to Publisher or any third party relating to this Agreement will be the lesser of the total amounts received by Microsoft under this Agreement or [*]. Furthermore, under no circumstances will Microsoft be liable to Publisher for any damages whatsoever with respect to any claims relating to the Security Technology or its effect on any Software Title or for any statements or claims made by Publisher, whether in Publisher’s Marketing Materials or otherwise, regarding the availability or operation of any Software Title.

14.    [Reserved].

15.    Defense of claims obligation. The following new Sections 17.1.1 and 17.1.2 shall be added to the Agreement as part of Section 17 (“Defense of Claims”)
17.1.1 [*]
17.1.2. [*]

16.    Insurance Requirements. Notwithstanding the terms of Section 18 (“Insurance”), Publisher may meet the requirements for E&O coverage in all Sales Territories by self-insuring for the required amounts.

17.    Term. Section 20.1 (“Term”) shall be replaced in full with:
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Term. This Agreement shall commence on the Effective Date and shall continue until [*] (the “Term”). Unless one party gives the other notice of non-renewal within [*] of the end of the then-current term, this Agreement shall automatically renew [*]. If the Agreement will expire, the parties will agree on a plan to allow End Users who purchase Software Titles near the expiration date to access and use the Digital Content of such Software Titles for a commercially reasonable time after expiration.

18.    [Reserved]

19.    Assignment. Section 21.4 (“Assignment”) shall be replaced in full with:
Assignment. Publisher may not assign this Agreement, or any right or duty under it, to any third party unless Microsoft expressly consents to such assignment, in writing, provided, however, [*]. Microsoft may assign this Agreement, or any right or duty under it, as it deems appropriate, or authorize its affiliates or contractors to perform this Agreement in whole or part on Microsoft’s behalf. A merger, consolidation, or other corporate reorganization, or a transfer or sale of a controlling interest in a party’s stock, or of all or substantially all of its assets (collectively, a “Sale Event”), is deemed to be an assignment. This Agreement will inure to the benefit of and bind the parties, their successors, administrators, heirs, and permitted assigns.

20.    Payment. Section 2.3 (“Payment”) of Exhibit 1 to the Agreement shall be replaced in full with:
Payment. Within [*] after the end of each month, or more frequently, Microsoft shall provide Publisher with access to a statement and release payment for any Royalty Fees due to Publisher. In the event Royalty Fees are less than $200 for a given month, then no payment will be made until such Royalty Fees accrued exceed $200. Publisher has 180 days after the receipt of the statement to dispute the information presented on the statement, provided that (i) the foregoing shall not affect Publisher’s audit rights as provided below; or (ii) the foregoing shall not apply to any amounts which Microsoft failed to report via the sales or settlement report (e.g. the settlement report never includes sales reports for a given product). [*]

21.    Additional Payment. Section 2.6 (“Additional Payment”) of Exhibit 1 to the Agreement shall be replaced in full with:
2.6. Additional Payment. Without limiting Section 16.1.5 of the main body of this Agreement, for the sale of Software Titles (including any embodied Digital Content), Publisher will pay all: (1) so-called “record” royalties to artists, producers, engineers, mixers, A&R executives, and other royalty participants; (2) mechanical royalties to publishers of copyrighted musical compositions; (3) synchronization royalties to publishers of copyrighted musical compositions; (4) payments required under collective bargaining agreements applicable to Publisher or its affiliates; and (5) other royalties, fees, or amounts required to be paid to any third party under Section 16.1.5.
2.6.1. With respect to musical compositions not owned by Publisher, and/or which Publisher is not authorized to grant public performance rights (and other similar rights) (“Licensed Music”) embodied in Software Titles or any content for use with Project xCloud, Game Features, User Generated Content, gameplay recording and sharing, gameplay streaming features, and remote access, [*]. Notwithstanding the foregoing, Microsoft acknowledges that, with respect to musical compositions embodied in Software Titles that support Project xCloud, [*], as between Publisher and Microsoft, Publisher hereby grants the corresponding public performance rights (and other similar rights) to Microsoft to the extent Publisher owns, controls or is authorized to grant such rights, [*], Publisher shall use good faith efforts to cooperate with Microsoft’s reasonable requests. [*]
2.6.1.1. [*]
2.6.1.2. [*]

22.    [*]. The following is added as Section 2.7 ([*]) to Exhibit 1 to the Agreement:
2.7. [*].
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2.7.1. Microsoft [*] for Software Titles. [*].
2.7.2. Notwithstanding anything to the contrary in the Agreement and/or the Publisher Guide, if Publisher places advertisements, sponsorships, and/or sponsored content (collectively “Advertisements”) within its Software Titles via any available technology, including livestreaming and/or local cached content, [*].
Publisher’s Advertisements shall remain in compliance with the applicable requirements in the Publisher Guide (including e.g. Store policies, creative/advertising policies, and applicable XRs) (collectively, “Ad Policy”), provided that (i) Microsoft’s Ad Policy shall be the same for Publisher as applied to all other advertisements on the Xbox Console, including Microsoft’s, and (ii) such Ad Policy shall impose reasonable limitations only, and shall not prohibit all advertisements.

23.    FPU Exchanges for DFUs. Section 7 (“FPU Exchanges for DFUs”) of Exhibit 2 to the Agreement shall be replaced in full with:
FPU Exchanges for DFUs. [*] Microsoft may, and may authorize its suppliers and retail partners to, offer End Users the ability to exchange FPUs of Publisher’s Software Titles for DFUs of the same Software Title free of charge to End Users (except for processing and/or administrative fees) and Publisher. The DFU provided to End Users will be the same version of the Software Title as the FPU used for the exchange. Such exchanges will not be deemed the sale of the DFU provided to End Users, and Publisher will not be entitled to any Royalty Fee for the DFU granted to End Users in accordance therewith. All FPUs exchanged in this program will be destroyed either physically or electronically.

24.    Excluded Territory. Unless otherwise agreed by the parties in writing, [*].

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APPENDIX C
[*]
The parties hereby agree as follows:
1. Defined Terms. Solely for the purposes of this Appendix C, the parties agree to the following defined terms:
[*]

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